CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Horizon Active Asset Allocation Fund with respect to the filing of the Prospectus and Statement of Additional Information for Horizon Active Asset Allocation Fund, a series of AdvisorOne Trust.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

March 14, 2012